Exhibit 99.1

Western Alliance Reports First Quarter 2013 Net Income of $21.0 Million, or $0.24 Per Share, Receives Final Regulatory Approval for Acquisition of Centennial Bank

PHOENIX--(BUSINESS WIRE)--April 18, 2013--Western Alliance Bancorporation (NYSE:WAL) announced today its financial results for the first quarter 2013.

First Quarter 2013 Highlights:

  Net income of $21.0 million, up $9.7 million compared to $11.3 million for the first quarter 2012. The fourth quarter of 2012 was $32.1 million, or $17.3 million excluding $14.8 million net effect from acquisition and disposition transactions
  Earnings per share of $0.24, compared to $0.12 per share in the first quarter 2012. The fourth quarter of 2012 was $0.37 per share, or $0.22 per share excluding $0.15 per share gain net of effect from acquisition and disposition transactions
  Pre-tax, pre-provision operating earnings of $35.1 million, up 10.7% from $31.7 million in first quarter 2012 and down from $36.8 million in fourth quarter 20121
  Net interest margin of 4.36%, compared to 4.53% in the first quarter 2012 and 4.55% in the fourth quarter of 2012
  Total loans of $5.86 billion, up $146 million from December 31, 2012, and up $929 million from March 31, 2012
  Total deposits of $6.73 billion, up $280 million from December 31, 2012 and up $836 million from March 31, 2012
  Nonperforming assets (nonaccrual loans and repossessed assets) decreased to 2.1% of total assets from 2.4% in fourth quarter 2012 and from 2.7% in first quarter 2012
  Net loan charge-offs (annualized) to average loans outstanding decreased to 0.38% from 0.99% in the fourth quarter 2012 and 1.18% in the first quarter 2012
  Tier I Leverage capital of 10.1% and Total Risk-Based Capital ratio of 12.6%, compared to 9.8% and 12.5% a year ago
  Total equity of $781.3 million, up $21.7 million from December 31, 2012

Financial Performance

“We are off to a strong start to 2013 with success on multiple fronts,” said Robert Sarver, Chairman and Chief Executive Officer of Western Alliance Bancorporation. “During the first quarter, we again achieved strong growth in loans and deposits continuing our momentum from 2012. Credit quality trends were also favorable, with declining net charge-offs, reduced levels of nonaccrual loans, and an improved classified asset ratio.”

Continuing, Sarver stated, “Another recent opportunity for us has been in the area of acquisitions. The acquisition of Western Liberty Bancorp and its subsidiary ServiceFirst Bank of Nevada were integrated into the Company’s operating platform in the fourth quarter with minimal customer impact. The transaction added $0.15 to earnings per share. Now I am pleased to report that our acquisition of Centennial Bank in California has received all legal and regulatory approvals, with a planned closing date at the end of April. This transaction is also expected to be accretive to capital and earnings per share.”

Western Alliance Bancorporation reported net income of $21.0 million, or $0.24 per share, in the first quarter 2013, about double the $11.3 million, or $0.12 per share, earned one year ago. Key performance improvement drivers include sustained organic balance sheet growth, prudent expense management, and reduced legacy asset costs against the backdrop of improved economic conditions.

Total loans increased $146 million to $5.86 billion at March 31, 2013 from $5.71 billion on December 31, 2012. This increase was primarily driven by growth in commercial and industrial loans and commercial real estate loans. Loans increased $929 million, or 18.9 percent, from March 31, 2012. Two thirds of the Company’s loan growth during the past year has been in the commercial category, which includes municipal loans.

Total deposits increased $280 million to $6.73 billion at March 31, 2013 from $6.46 billion at December 31, 2012, with growth primarily in money market and interest-bearing demand deposits. Growth in money market deposits drove our 14.2 percent ($836 million) deposit growth from March 31, 2012.

Income Statement

Net interest income was $76.2 million in the first quarter 2013, an increase of 8.7 percent from $70.1 million in the first quarter of 2012 and a decrease of $1.3 million, or 1.7 percent compared to the fourth quarter 2012 which included a $1.2 million non-recurring gain and two additional days in the quarter. The Company’s net interest margin declined in the first quarter 2013 to 4.36 percent compared to 4.53 percent in the first quarter 2012, and 4.55 percent in the fourth quarter 2012 as the Company extended the duration of its fixed rate funding which should mitigate our margin contraction prospectively.

Operating non-interest income was $5.1 million for the first quarter 2013, flat from the fourth quarter of 2012 and down from $5.9 million for the first quarter of 2012.1

Net revenue was $81.3 million for the first quarter 2013, down from $82.5 million for the fourth quarter of 2012 and an increase of 7.1 percent from $75.9 million for the first quarter 2012.1

Operating non-interest expense was $46.2 million for the first quarter 2013, compared to $45.8 million for the fourth quarter of 2012 and $44.2 million for the first quarter of 2012.1 The Company’s operating efficiency ratio1 on a tax equivalent basis was 54.6 percent for the first quarter 2013, an improvement from 57.0 percent for the first quarter 2012 as the growth rate in revenue continued to outpace that of expense.

The Company had 992 full-time equivalent employees and 40 offices at March 31, 2013, compared to 951 employees and 39 offices one year ago. Deposits per office increased 11.3 percent to $168 million during the past year.

The Company believes its pre-tax, pre-provision operating earnings is a key metric for assessing the Company’s earning power, which it defines as net operating revenue less operating non-interest expense. For the first quarter 2013, the Company’s performance was $35.1 million, down from $36.8 million in the fourth quarter 2012 and up 10.7 percent from $31.7 million in the first quarter 2012.1

The provision for credit losses was $5.4 million for the first quarter 2013, compared to $11.5 million for the fourth quarter 2012. The provision for the first quarter of 2012 was $13.1 million. Net loan charge-offs in the first quarter 2013 were $5.4 million, or 0.38 percent of average loans (annualized), down from 0.99 percent of average loans (annualized) for the fourth quarter 2012, including 0.19 percent charge on its affinity credit card loans now held for sale. Net charge-offs for the first quarter 2012 were $14.1 million or 1.18% of average loans (annualized).

Nonaccrual loans decreased $11.0 million to $93.7 million during the quarter. Loans past due 90 days and still accruing interest totaled $1.6 million at March 31, 2013, compared to $1.4 million at December 31, 2012 and $1.0 million at March 31, 2012. Loans past due 30-89 days, still accruing interest totaled $14.8 million at quarter end, down from $16.6 million at December 31, 2012 and up from $12.0 million at March 31, 2012.

As the Company’s asset quality improved and its capital increased, the ratio of classified assets to Tier I capital plus the allowance for credit losses, a common regulatory measure of asset quality, improved to 30 percent at March 31, 2013 from 37 percent at March 31, 2012.1

Net loss on sales and valuation of repossessed assets (primarily other real estate) was flat at $0.5 million for the first quarter from the fourth quarter 2012 and down from $2.7 million in the first quarter 2012. At March 31, 2013, other repossessed assets were valued at $78 million compared to $77 million at December 31, 2012 and $81 million one year ago. During the first quarter 2013, the Company’s net sales proceeds received from other real estate dispositions was 102 percent of carrying value.

Balance Sheet

Gross loans totaled $5.86 billion at March 31, 2013, an increase of $146 million from December 31, 2012 and an increase of $929 million from $4.93 billion at March 31, 2012. At March 31, 2013, the allowance for credit losses was 1.63 percent of total loans, which has declined from 1.67 percent at December 31, 2012 and 1.99 percent at March 31, 2012, as the Company’s asset quality has improved.

Deposits totaled $6.73 billion at March 31, 2013, an increase of $280 million from $6.46 billion at December 31, 2012 and an increase of $836 million from $5.90 billion at March 31, 2012. Non-interest bearing deposits were unchanged at $1.93 billion at March 31, 2013 compared to December 31, 2012 and increased $173 million from $1.76 billion at March 31, 2012. Non-interest bearing deposits comprised 28.7 percent of total deposits at March 31, 2013, compared to 29.8 percent a year ago, while the proportion from savings and money market increased to 42.0 percent from 37.7 percent during the same period. The Company’s reliance on certificates of deposit fell to 20.2 percent at March 31, 2013. The Company’s loans were 86.9 percent of deposits at March 31, 2013 compared to 88.5 percent at December 31, 2012 and 83.5 percent at March 31, 2012.

Stockholders’ equity at March 31, 2013 increased to $781.3 million from $759.6 million at December 31, 2012. At March 31, 2013, tangible common equity was 7.5 percent of tangible assets1 and total risk-based capital was 12.6 percent of risk-weighted assets. The Company’s tangible book value per share1 was $7.04 at March 31, 2013, up 21.6 percent during the past year.

Total assets increased to $8.17 billion at March 31, 2013 from $7.62 billion at December 31, 2012 and increased 17.9 percent from $6.93 billion at March 31, 2012.

Operating Unit Highlights

Western Alliance Bank (doing business as Alliance Bank of Arizona and First Independent Bank) reported loan growth of $79 million during the first quarter 2013 and $406 million during the last 12 months to $2.12 billion. First quarter loan growth came primarily from a rise in commercial and industrial loans. Deposits increased $217 million in the first quarter and $488 million during the last 12 months to $2.44 billion. Net income for Western Alliance Bank was $8.5 million during the first quarter 2013 compared with net income of $10.4 million during the fourth quarter of 2012 and net income of $9.8 million during the first quarter 2012.

The Torrey Pines Bank segment, which excludes the discontinued operations of PartnersFirst, reported that loans decreased $78 million during the first quarter 2013 and increased $97 million during the last 12 months to $1.43 billion. First quarter changes in loan balances were primarily attributable to a decrease in commercial real estate loans. Deposits increased $19 million in the first quarter 2013 and $168 million over the last 12 months to $1.70 billion. Net income for Torrey Pines Bank was $6.3 million during the first quarter 2013 compared with net income of $5.2 million for the fourth quarter of 2012 and net income of $5.8 million during the first quarter 2012.

Bank of Nevada, which was the recipient of net affiliate loan sales and participatations, reported that loans increased by $118 million during the first quarter of 2013 and increased $376 million during the last 12 months to $2.30 billion at March 31, 2013. First quarter loan growth came primarily from a rise in commercial real estate and commercial and industrial loans. Deposits increased by $37 million in the first quarter of 2013 and $171 million over the last twelve months to $2.61 billion. Net income for Bank of Nevada was $10.7 million for the first quarter 2013, compared with net income of $7.6 million for the fourth quarter of 2012 and net income of $1.0 million during the first quarter 2012.

The Other segment reported loans increased during the first quarter 2013 by $27 million and increased $51 million during the last 12 months. The increase in loans is primarily related to the purchases of certain loans from Bank of Nevada.

Attached to this press release is summarized financial information for the quarter ended March 31, 2013.

Subsequent Event

On April 10, 2013, the Company received final regulatory approval for its acquisition of Centennial Bank in California. The transaction is scheduled to close by month-end, and immediately thereafter Centennial Bank will be merged into Western Alliance Bank. As of March 31, 2013, Centennial Bank had $529.3 million in assets, $340.7 million in deposits, and $103.5 million of tangible equity before fair value adjustments.

Centennial Bank’s loan portfolio has a balance of $412.9 million offset by an $11.5 million, or 2.8 percent allowance for loan and lease losses, for a net carrying value of $401.4 million. Substantially all of the portfolio is comprised of commercial real estate loans with a very small investment in consumer loans. Geographically, approximately 80 percent of all loans are in California, with the remainder originated in Arizona and Nevada.

Loans totaling $12.7 million will be retained by the seller. Total consideration paid for 100% of Centennial Bank’s common shares is $57.5 million in an all cash transaction, which represents a $33 million discount to tangible book value adjusted for loans to be retained by the seller. The assets and liabilities of Centennial Bank will be recorded at fair value and will be measured as of the closing date. The Company is presently undertaking a valuation of the portfolio.

Conference Call and Webcast

Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2013 financial results at 12:00 p.m. ET on Friday, April 19, 2013. Participants may access the call by dialing 1-888-317-6003 and using passcode: 3497030 or via live audio webcast using the website link: https://services.choruscall.com/links/wal130419.html. The webcast is also available via the Company’s website at www.westernalliancebancorp.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 2:00 p.m. ET April 19th through May 17th at 9:00 a.m. ET by dialing 1-877-344-7529 using the conference number 10027205.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of Bank of Nevada, Western Alliance Bank doing business as Alliance Bank of Arizona and First Independent Bank, and Torrey Pines Bank. These dynamic organizations provide a broad array of deposit and credit services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers' needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company's website, www.westernalliancebancorp.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the Form 10-K as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.

This press release contains both financial measures based on accounting principles generally accepted in the United States (“GAAP”) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Western Alliance Bancorporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

1 See Reconciliation of Non-GAAP Financial Measures beginning on page 15

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited
	At or for the Three Months
	Ended March 31,
	2013	2012	Change %

Selected Balance Sheet Data:
(dollars in millions)
Total assets	$8,174.1	$6,925.3	18.0%
Loans, net of deferred fees	5,855.3	4,926.2	18.9
Securities and money market investments	1,302.4	1,423.2	(8.5)
Securities purchased under agreement to resell	134.0	-	-
Total deposits	6,734.9	5,899.1	14.2
Borrowings	358.5	307.8	16.5
Junior subordinated debt	36.7	37.3	(1.6)
Stockholders' equity	781.3	654.1	19.4

Selected Income Statement Data:
(dollars in thousands)
Interest income	$83,108	$77,437	7.3%
Interest expense	6,905	7,380	(6.4)
Net interest income	76,203	70,057	8.8
Provision for loan losses	5,439	13,081	(58.4)
Net interest income after provision for credit losses	70,764	56,976	24.2
Non-interest income	3,899	5,884	(33.7)
Non-interest expense	46,929	46,897	0.1
Income from continuing operations before income taxes	27,734	15,963	73.7
Income tax expense	6,808	4,441	53.3
Income from continuing operations	20,926	11,522	81.6
Income (loss) on discontinued operations, net	38	(222)	117.1
Net income	$20,964	$11,300	85.5%
Diluted net income per common share from continuing operations	$0.24	$0.12
Diluted net loss per common share from discontinued operations, net of tax	$0.00	$(0.00)
Diluted net income per common share	$0.24	$0.12	100.0%

Common Share Data:
Diluted net income per common share	$0.24	$0.12	100.0%
Book value per common share	$7.35	$6.17	19.1%
Tangible book value per share, net of tax (1)	$7.04	$5.79	21.6%
Average shares outstanding (in thousands):
Basic	85,324	81,359	4.9
Diluted	85,980	82,227	4.6
Common shares outstanding	87,079	83,145	4.7

(1) See Reconciliation of Non-GAAP Financial Measures

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data (continued)
Unaudited
	At or for the Three Months
	Ended March 31,
	2013	2012	Change %
	(in thousands, except per share data)
Selected Performance Ratios:
Return on average assets (1)	1.08%	0.67%	61.2%
Return on tangible common equity (2)	13.91	9.50	46.4
Net interest margin (1)	4.36	4.53	(3.8)
Net interest spread	4.21	4.34	(3.0)
Efficiency ratio - tax equivalent basis (2)	54.58	56.96	(4.2)
Loan to deposit ratio	86.94	83.51	4.1

Capital Ratios:
Tangible equity (2)	9.2%	9.0%	2.8%
Tangible common equity (2)	7.5	6.9	8.1
Tier one common equity (2)	8.6	8.1	6.7
Tier 1 Leverage ratio (3)	10.1	9.8	3.1
Tier 1 Risk Based Capital (3)	11.3	11.3	0.0
Total Risk Based Capital (3)	12.6	12.5	0.8

Asset Quality Ratios:
Net charge-offs to average loans outstanding (1)	0.38%	1.18%	(67.8)%
Nonaccrual loans to gross loans	1.60	2.10	(23.8)
Nonaccrual loans and repossessed assets to total assets	2.10	2.67	(21.3)
Loans past due 90 days and still accruing to total loans	0.03	0.02	50.0
Allowance for credit losses to loans	1.63	1.99	(18.1)
Allowance for credit losses to nonaccrual loans	101.86	94.82	7.4

(1) Annualized for the three month periods ended March 31, 2013 and 2012. See table on page 12.
(2) See Reconciliation of Non-GAAP Financial Measures.
(3) Capital ratios are preliminary until Call Reports are filed.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited	Three Months Ended
	March 31,
	2013	2012
Interest income:	(dollars in thousands)
Loans	$74,725	$67,760
Investment securities	8,158	9,585
Federal funds sold and other	225	92
Total interest income	83,108	77,437
Interest expense:
Deposits	3,732	4,762
Customer repurchase agreements	35	63
Borrowings	2,672	2,071
Junior subordinated debt	466	484
Total interest expense	6,905	7,380
Net interest income	76,203	70,057
Provision for credit losses	5,439	13,081
Net interest income after provision for credit losses	70,764	56,976
Non-interest income
Unrealized gains (losses) on assets/liabilities measured at fair value, net	(471)	(333)
Gains on sales of investment securities, net	147	361
Service charges	2,534	2,285
Bank owned life insurance	1,036	1,123
Amortization of affordable housing investments	(900)	-
Other	1,553	2,448
	3,899	5,884
Non-interest expenses:
Salaries and employee benefits	26,574	26,664
Occupancy	4,846	4,722
Net loss on sales and valuations of repossessed assets	519	2,651
Insurance	2,370	2,050
Loan and repossessed asset expenses	1,596	1,684
Legal, professional and director's fees	2,784	1,572
Marketing	1,764	1,371
Data Processing	1,865	995
Intangible amortization	597	890
Customer service	643	591
Merger/restructure expense	195	-
Other	3,176	3,707
	46,929	46,897
Income from continuing operations before income taxes	27,734	15,963
Income tax expense	6,808	4,441
Income from continuing operations	20,926	11,522
Income (loss) from discontinued operations net of tax benefit	38	(222)
Net income	20,964	11,300
Preferred stock dividends	353	1,763
Net income available to common stockholders	$20,611	$9,537
Diluted net income per share	$0.24	$0.12

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Interest income:	(in thousands, except per share data)
Loans	$74,725	$75,303	$69,580	$68,342	$67,760
Investment securities	8,158	8,794	9,034	9,389	9,585
Federal funds sold and other	225	246	55	115	92
Total interest income	83,108	84,343	78,669	77,846	77,437
Interest expense:
Deposits	3,732	3,890	3,974	4,168	4,762
Borrowings and customer repurchase agreements	2,707	2,528	2,262	2,386	2,134
Junior subordinated debt	466	470	487	487	484
Total interest expense	6,905	6,888	6,723	7,041	7,380
Net interest income	76,203	77,455	71,946	70,805	70,057
Provision for credit losses	5,439	11,501	8,932	13,330	13,081
Net interest income after provision for credit losses	70,764	65,954	63,014	57,475	56,976
Non-interest income
Mark-to-market gains (losses), net	(471)	(48)	470	564	(333)
Gains on sales of investment securities, net	147	1,447	1,031	1,110	361
Service charges	2,534	2,438	2,412	2,317	2,285
Bank owned life insurance	1,036	1,080	1,116	1,120	1,123
Amortization of affordable housing investments	(900)	(1,069)	(651)	(59)	-
Bargain purchase gain from acquisition	-	17,562	-	-	-
Other	1,553	3,053	2,604	2,345	2,448
	3,899	24,463	6,982	7,397	5,884
Non-interest expenses:
Salaries and employee benefits	26,574	26,885	25,500	25,995	26,664
Occupancy	4,846	4,769	4,655	4,669	4,722
Insurance	2,370	2,188	2,121	2,152	2,050
Loan and repossessed asset expenses	1,596	2,102	1,236	1,653	1,684
Net loss on sales and valuations of repossessed assets	519	529	126	901	2,651
Legal, professional and director's fees	2,784	1,849	2,291	2,517	1,572
Marketing	1,764	1,546	1,231	1,459	1,371
Intangible amortization	597	596	880	890	890
Customer service	643	678	653	682	591
Data Processing	1,865	2,071	1,390	1,293	995
Merger/restructure expense	195	2,706	113	-	-
Goodwill and intangible impairment	-	-	3,435	-	-
Other	3,176	3,070	3,912	3,220	3,707
	46,929	48,989	47,543	45,431	46,897
Income from continuing operations before income taxes	27,734	41,428	22,453	19,441	15,963
Income tax expense	6,808	7,509	6,752	5,259	4,441
Income from continuing operations	$20,926	$33,919	$15,701	$14,182	$11,522
Income (loss) from discontinued operations, net of tax	38	(1,804)	(243)	(221)	(222)
Net income	$20,964	$32,115	$15,458	$13,961	$11,300
Preferred stock dividends	353	353	352	1,325	1,763
Net Income available to common stockholders	$20,611	$31,762	$15,106	$12,636	$9,537
Diluted net income per share	$0.24	$0.37	$0.18	$0.15	$0.12

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Assets:	(in millions)
Cash and due from banks	$422.3	$204.6	$168.1	$178.9	$179.8
Securities purchased under agreement to resell	134.0	-	139.8	-	-
Cash and cash equivalents	556.3	204.6	307.9	178.9	179.8

Securities and money market investments	1,302.4	1,236.6	1,338.9	1,401.5	1,423.2
Loans held for sale	27.9	31.1	-	-	-
Loans held for investment
Commercial	2,084.9	1,947.8	1,756.0	1,573.6	1,436.5
Commercial real estate - owner occupied	1,414.3	1,396.8	1,331.3	1,310.3	1,289.9
Construction and land development	381.1	394.3	379.8	360.6	347.7
Commercial real estate - non-owner occupied	1,538.4	1,505.6	1,407.1	1,440.4	1,365.6
Residential real estate	388.7	407.9	408.4	430.4	434.5
Consumer	26.0	31.8	56.6	55.8	58.7
Deferred fees, net	(6.0)	(6.0)	(6.3)	(6.3)	(6.7)
	5,827.4	5,678.2	5,332.9	5,164.8	4,926.2
Allowance for credit losses	(95.5)	(95.4)	(97.4)	(97.5)	(98.1)
Loans, net	5,731.9	5,582.8	5,235.5	5,067.3	4,828.1

Premises and equipment, net	107.1	107.9	106.9	106.9	105.1
Other repossessed assets	77.9	77.2	78.2	77.0	81.4
Bank owned life insurance	139.4	138.3	137.3	136.1	135.0
Goodwill and other intangibles	29.2	29.8	29.0	34.0	34.8
Other assets	202.0	214.3	169.9	161.9	137.9
Total assets	$8,174.1	$7,622.6	$7,403.6	$7,163.6	$6,925.3
Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$1,930.4	$1,933.2	$1,840.8	$1,842.1	$1,757.7
Interest bearing
Demand	619.7	582.3	514.7	540.6	527.2
Savings and money market	2,826.7	2,573.5	2,541.2	2,438.4	2,224.1
Time certificates	1,358.1	1,366.2	1,265.3	1,180.3	1,390.1
Total deposits	6,734.9	6,455.2	6,162.0	6,001.4	5,899.1
Customer repurchase agreements	64.7	79.0	73.1	86.9	114.4
Total customer funds	6,799.6	6,534.2	6,235.1	6,088.3	6,013.5
Securities sold short	132.6	-	138.3	-	-
Borrowings	293.8	193.7	223.6	303.5	193.4
Junior subordinated debt	36.7	36.2	36.2	36.7	37.3
Accrued interest payable and other liabilities	130.1	98.9	72.4	63.0	27.0
Total liabilities	7,392.8	6,863.0	6,705.6	6,491.5	6,271.2
Stockholders' Equity
Common stock and additional paid-in capital	786.9	784.9	751.1	748.1	746.2
Preferred Stock	141.0	141.0	141.0	141.0	141.0
Accumulated deficit	(153.8)	(174.5)	(206.2)	(221.3)	(234.0)
Accumulated other comprehensive income	7.2	8.2	12.1	4.3	0.9
Total stockholders' equity	781.3	759.6	698.0	672.1	654.1
Total liabilities and stockholders' equity	$8,174.1	$7,622.6	$7,403.6	$7,163.6	$6,925.3

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses
Unaudited
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

	(in thousands)
Balance, beginning of period	$95,427	$97,410	$97,512	$98,122	$99,170
Provision for credit losses	5,439	11,501	8,932	13,330	13,081
Recoveries of loans previously charged-off:
Construction and land development	701	2,033	567	217	86
Commercial real estate	942	397	633	561	1,703
Residential real estate	569	313	153	274	338
Commercial and industrial	441	372	501	1,417	777
Consumer	14	63	38	214	42
Total recoveries	2,667	3,178	1,892	2,683	2,946
Loans charged-off:
Construction and land development	614	405	2,315	3,185	5,087
Commercial real estate	2,887	7,143	1,470	5,641	4,912
Residential real estate	2,493	1,307	2,242	2,094	1,420
Commercial and industrial	1,770	4,654	4,100	4,933	3,654
Consumer	275	3,153	799	770	2,002
Total loans charged-off	8,039	16,662	10,926	16,623	17,075
Net loans charged-off	5,372	13,484	9,034	13,940	14,129
Balance, end of period	$95,494	$95,427	$97,410	$97,512	$98,122

Net charge-offs (annualized) to average loans outstanding	0.38%	0.99%	0.70%	1.11%	1.18%
Allowance for credit losses to gross loans	1.63	1.67	1.83	1.89	1.99
Nonaccrual loans	$93,748	$104,716	$121,238	$104,324	$103,486
Repossessed assets	77,921	77,247	78,234	76,994	81,445
Loans past due 90 days, still accruing	1,640	1,388	1,710	795	1,011
Loans past due 30 to 89 days, still accruing	14,795	16,565	10,181	13,848	12,040
Classified loans on accrual	97,351	112,637	116,841	135,913	98,170
Watch loans	125,660	103,550	97,681	91,924	132,829

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended March 31,
	2013			2012
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest earning assets	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Investment securities (1)	$1,283.4	$8,158	3.21%	$1,423.3	$9,585	3.13%
Federal funds sold and other	-	-		0.2	-	0.00%
Loans (1)	5,610.4	74,725	5.42%	4,782.8	67,760	5.68%
Short term investments	404.8	225	0.22%	130.1	92	0.28%
Total interest earning assets	7,298.6	83,108	4.74%	6,336.4	77,437	5.00%
Non-interest earning assets
Cash and due from banks	126.4			114.8
Allowance for credit losses	(96.9)			(100.7)
Bank owned life insurance	138.7			134.3
Other assets	421.9			358.0
Total assets	$7,888.7			$6,842.8
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$608.7	$301	0.20%	$504.3	$315	0.25%
Savings and money market	2,620.9	1,911	0.29%	2,233.6	2,168	0.39%
Time certificates of deposit	1,449.4	1,520	0.42%	1,424.3	2,279	0.64%
Total interest-bearing deposits	4,679.0	3,732	0.32%	4,162.2	4,762	0.46%
Borrowings	449.3	2,707	2.41%	294.9	2,134	2.89%
Junior subordinated debt	36.2	466	5.15%	37.0	484	5.23%
Total interest-bearing liabilities	5,164.5	6,905	0.53%	4,494.1	7,380	0.66%
Noninterest-bearing liabilities
Noninterest-bearing demand deposits	1,855.1			1,645.7
Other liabilities	90.7			45.6
Stockholders’ equity	778.4			657.4
Total liabilities and stockholders' equity	$7,888.7			$6,842.8
Net interest income and margin		$76,203	4.36%		$70,057	4.53%
Net interest spread			4.21%			4.34%

(1) Yields on loans and securities have been adjusted to a tax equivalent basis. The taxable-equivalent adjustment was $3,382 and $1,761 for the first quarter ended 2013 and 2012, respectively.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited					Inter-
					segment	Consoli-
	Bank	Western	Torrey		elimi-	dated
	of Nevada	Alliance Bank	Pines Bank*	Other	nations	Company
At March 31, 2013	(dollars in millions)
Assets	$3,277.5	$2,738.9	$1,956.4	$1,065.4	$(864.1)	$8,174.1
Held for sale loans	-	-	27.9	-	-	27.9
Gross loans and deferred fees, net	2,301.3	2,116.0	1,402.0	50.9	(42.8)	5,827.4
Less: Allowance for credit losses	(55.7)	(22.4)	(14.8)	(2.6)	-	(95.5)
Net loans	2,245.6	2,093.6	1,387.2	48.3	(42.8)	5,731.9
Goodwill	23.2	-	-	-	-	23.2
Deposits	2,606.5	2,441.2	1,698.5	-	(11.3)	6,734.9
FHLB advances	200.0	-	-	-	-	200.0
Stockholders' equity	387.8	228.8	172.4	799.0	(806.7)	781.3

No. of branches	12	16	12	-	-	40
No. of FTE	390	266	235	101	-	992

Three Months Ended March 31, 2013:	(in thousands)
Net interest income	$29,254	$26,635	$20,777	$(463)	$-	$76,203
Provision for credit losses	405	2,635	92	2,307	-	5,439
Net interest income (loss) after provision for credit losses	28,849	24,000	20,685	(2,770)	-	70,764
Non-interest income	3,337	1,404	598	1,705	(3,145)	3,899
Non-interest expense	(17,891)	(13,068)	(11,969)	(7,146)	3,145	(46,929)
Income (loss) from continuing operations before income taxes	14,295	12,336	9,314	(8,211)	-	27,734
Income tax expense (benefit)	3,593	3,842	2,999	(3,626)	-	6,808
Income (loss) from continuing operations	10,702	8,494	6,315	(4,585)	-	20,926
Income (loss) from discontinued operations, net	-	-	-	38	-	38
Net income (loss)	$10,702	$8,494	$6,315	$(4,547)	$-	$20,964

* Excludes discontinued operations

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited					Inter-
					segment	Consoli-
	Bank	Western	Torrey		elimi-	dated
	of Nevada	Alliance Bank	Pines Bank*	Other	nations	Company
At March 31, 2012	(dollars in millions)
Assets	$2,890.9	$2,271.1	$1,785.1	$779.3	$(801.1)	$6,925.3
Gross loans and deferred fees, net	1,925.7	1,710.0	1,333.3	-	(42.8)	4,926.2
Less: Allowance for credit losses	(62.6)	(19.5)	(16.0)	-	-	(98.1)
Net loans	1,863.1	1,690.5	1,317.3	-	(42.8)	4,828.1
Goodwill	23.2	-	-	2.7	-	25.9
Deposits	2,435.2	1,953.7	1,530.6	-	(20.4)	5,899.1
FHLB advances and other	70.0	20.0	60.0	-	(30.0)	120.0
Stockholders' equity	324.3	202.0	157.7	661.5	(691.4)	654.1

No. of branches	11	16	12	-	-	39
No. of FTE	394	237	223	97	-	951

Three Months Ended March 31, 2012:	(in thousands)
Net interest income	$27,839	$23,055	$21,236	$(2,073)	$-	$70,057
Provision for credit losses	13,481	(1,997)	1,597	-	-	13,081
Net interest income (loss) after provision for credit losses	14,358	25,052	19,639	(2,073)	-	56,976
Non-interest income	3,583	1,853	1,178	1,991	(2,721)	5,884
Non-interest expense	(18,831)	(11,918)	(11,072)	(7,797)	2,721	(46,897)
Income (loss) from continuing operations before income taxes	(890)	14,987	9,745	(7,879)	-	15,963
Income tax expense (benefit)	(1,851)	5,172	3,958	(2,838)	-	4,441
Income (loss) from continuing
operations	961	9,815	5,787	(5,041)	-	11,522
Loss from discontinued operations, net	-	-	-	(222)	-	(222)
Net income (loss)	$961	$9,815	$5,787	$(5,263)	$-	$11,300

* Excludes discontinued operations

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(dollars in thousands)
Total stockholder's equity	$781,294	$759,616	$698,011	$672,120	$654,045
Less:
Goodwill and intangible assets	29,166	29,763	28,989	33,953	34,843
Total tangible stockholders' equity	752,128	729,853	669,022	638,167	619,202
Less:
Preferred stock	141,000	141,000	141,000	141,000	141,000
Total tangible common equity	611,128	588,853	528,022	497,167	478,202
Add:
Deferred tax	2,080	2,289	2,033	2,896	3,209
Total tangible common equity, net of tax	$613,208	$591,142	$530,055	$500,063	$481,411
Total assets	$8,174,103	$7,622,637	$7,403,603	$7,163,572	$6,925,292
Less:
Goodwill and intangible assets	29,166	29,763	28,989	33,953	34,843
Tangible assets	8,144,937	7,592,874	7,374,614	7,129,619	6,890,449
Add:
Deferred tax	2,080	2,289	2,033	2,896	3,209
Total tangible assets, net of tax	$8,147,017	$7,595,163	$7,376,647	$7,132,515	$6,893,658
Tangible equity ratio (1)	9.2%	9.6%	9.1%	8.9%	9.0%
Tangible common equity ratio (2)	7.5%	7.8%	7.2%	7.0%	6.9%
Common shares outstanding	87,079	86,465	83,455	83,157	83,145
Tangible book value per share, net of tax (3)	$7.04	$6.84	$6.35	$6.01	$5.79

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(in thousands)
Total non-interest income	$3,899	$24,463	$6,982	$7,397	$5,884
Less:
Mark-to-market (losses) gains, net	(471)	(48)	470	564	(333)
Gain on sale of subsidiary/non-controlling interest	-	116	776	-	-
Bargain purchase gain from acquisition	-	17,562	-	-	-
Legal settlements	38	879	-	-	-
Mutual fund gains	-	483	-	-	-
Loss on LIHTC investments	(900)	(1,069)	(651)	(59)	-
Gains on sales of investment securities, net	147	1,447	1,031	1,110	361
Total operating non-interest income	5,085	5,093	5,356	5,782	5,856
Add: net interest income	76,203	77,455	71,946	70,805	70,057
Net operating revenue (4)	$81,288	$82,548	$77,302	$76,587	$75,913

Total non-interest expense	$46,929	$48,989	$47,543	$45,431	$46,897
Less:
Net loss (gain) on sales/valuations of repossessed assets	519	529	126	901	2,651
Merger/restructure expense	195	2,706	113	-	-
Goodwill impairment	-	-	3,435	-	-
Total operating non-interest expense (4)	$46,215	$45,754	$43,869	$44,530	$44,246

Net operating revenue	$81,288	$82,548	$77,302	$76,587	$75,913
Less:
Operating non-interest expense	46,215	45,754	43,869	44,530	44,246
Pre-tax, pre-provision operating earnings (5)	$35,073	$36,794	$33,433	$32,057	$31,667

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
	(in thousands)
Total operating non-interest expense	$46,215	$45,754	$43,869	$44,530	$44,246
Divided by:
Total net interest income	$76,203	$77,455	$71,946	$70,805	$70,057
Add:
Tax equivalent interest adjustment	3,382	3,012	2,655	2,310	1,761
Operating non-interest income	5,085	5,093	5,356	5,782	5,856
	$84,670	$85,560	$79,957	$78,897	$77,674
Efficiency ratio - tax equivalent basis (6)	54.6%	53.5%	54.9%	56.4%	57.0%

	Three Months Ended
	March 31,	March 31,
	2013	2012
	(in thousands)
Stockholder's equity	$781,294	$654,045
Less:
Accumulated other comprehensive income	7,205	868
Non-qualifying goodwill and intangibles	27,138	32,331
Other non-qualifying assets	2	3
Disallowed unrealized losses on equity securities	-	-
Add:
Qualifying trust preferred securities	45,124	45,506
Tier 1 capital (regulatory) (7) (10)	792,073	666,349
Less:
Qualifying non-controlling interests	-	343
Qualifying trust preferred securities	45,124	45,506
Preferred stock	141,000	141,000
Estimated Tier 1 common equity (8) (10)	$605,949	$479,500
Divided by:
Estimated risk-weighted assets (regulatory (8) (10)	$7,011,489	$5,902,377
Tier 1 common equity ratio (8) (10)	8.6%	8.1%

	March 31,	March 31,
	2013	2012
	(in thousands)
Classified assets	$269,434	$284,140
Divide:
Tier 1 capital (regulatory) (7) (10)	792,073	666,349
Plus: Allowance for credit losses	95,494	98,122
Total Tier 1 capital plus allowance for credit losses	$887,567	$764,471
Classified assets to Tier 1 capital plus allowance (9) (10)	30%	37%

(1)	We believe this non-GAAP ratio provides a critical metric with which to analyze and evaluate financial condition and capital strength.
(2)	We believe this non-GAAP ratio provides a critical metric with which to analyze and evaluate financial condition and capital strength.
(3)	We believe this non-GAAP ratio improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
(4)	We believe these non-GAAP measurements provide a useful indication of the cash generating capacity of the Company.
(5)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company, which is otherwise obscured by the asset quality issues.
(6)	We believe this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company.
(7)

Under the guidelines of the Federal Reserve and the FDIC in effect, Tier 1 capital consisted of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets.

(8)

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items, are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is divided by the risk-weighted assets to determine the Tier 1 common equity ratio. We believe this non-GAAP ratio with which to analyze and evaluate financial condition and capital strength.

(9)	We believe this non-GAAP ratio provides a critical regulatory metric in which to analyze asset quality.
(10)	Preliminary until Call Reports are filed.

CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476